EX 2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of John Hancock Tax-Advantaged Global Shareholder Yield Fund of our report dated December 15, 2023, relating to the financial statements and financial highlights, which appears in John Hancock Tax-Advantaged Global Shareholder Yield Fund’s Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
February 16, 2024